Exhibit 99.1 News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-791-3646

kevin.inda@cci-ir.com

H&E Equipment Services Reports Second Quarter 2013 Results

BATON ROUGE, Louisiana — (August 1, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2013.

SECOND QUARTER 2013 HIGHLIGHTS:

•	Revenues increased 17.4% to $245.3 million versus $209.0 million a year ago.
•	Net income was $10.8 million in the second quarter compared to net income of $10.5 million a year ago.
•	EBITDA increased 22.3% to $63.3 million from $51.7 million, yielding a margin of 25.8% of revenues compared to 24.7% of revenues a year ago.
•	Rental revenues increased 18.8%, or $13.2 million to $83.7 million on better rates and a larger fleet compared to a year ago.
•	Gross margins were consistent at 30.7% in both periods.
•

Average time utilization (based on original equipment cost) was 71.0% compared to 73.5% a year ago and 67.9% in the first quarter of 2013. Average time utilization (based on units available for rent) was 66.3% compared to 68.7% last year and 63.6% last quarter.

•	Achieved positive year-over-year and sequential rental pricing in the second quarter. Average rental rates increased 7.3% compared to a year ago and improved 2.1% from the first quarter of this year.
•	Dollar utilization was 35.8% as compared to 35.6% a year ago.
•	Average rental fleet age at June 30, 2013 was 35.9 months, down slightly from the end of the last quarter and younger than the industry average age of 47 months.

John Engquist, H&E Equipment Services’ chief executive officer, said, “The strength and momentum in our business continued in the second quarter and was driven by solid improvement in rentals and equipment sales compared to a year ago. Total revenues increased 17.4%, primarily as a result of an 18.8% increase in rental revenues and a 22.4%

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H&E Equipment Services Reports Second Quarter 2013 Results

August 1, 2013

increase in our combined new and used equipment sales, which remain strong in terms of both demand and margin contribution. As a result, EBITDA increased 22.3% from a year ago. End user demand continues to build and activity regarding earthmoving equipment and cranes is strong, demonstrating improved economic confidence and cycle expansion.”

Engquist concluded, “We believe our concentration and penetration in the industrial sector, particularly the oil patch and petrochemical business along the Gulf Coast, continue to be a major benefit for our business. Rising oil prices and demand for natural gas are spurring capital investment. In Louisiana, where we are headquartered, reports indicate we are in the beginning stages of one of the largest industrial expansions of our state’s history. We are also excited about the industrial expansion in markets we serve in Texas. Our less industrial focused regions continue to strengthen as well. Our outlook for the balance of 2013 remains positive.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2013:

Revenue

Total revenues increased 17.4% to $245.3 million from $209.0 million in the second quarter of 2012. Equipment rental revenues increased 18.8% to $83.7 million compared with $70.5 million in the second quarter of 2012. New equipment sales increased 13.5% to $73.4 million from $64.7 million in the second quarter of 2012. Used equipment sales increased 46.9% to $34.7 million compared to $23.6 million in the second quarter of 2012. Parts sales increased 7.0% to $26.4 million from $24.7 million in the second quarter of 2012. Service revenues were $13.8 million compared to $13.9 million a year ago.

Gross Profit

Gross profit increased 17.4% to $75.4 million from $64.2 million in the second quarter of 2012. Gross margin was 30.7% for the quarter ended June 30, 2013 and for the quarter ended June 30, 2012.

On a segment basis, gross margin on rentals in the second quarter of 2013 was 47.1% compared to 47.5% in the second quarter of 2012 due to the increases in depreciation expense as a percentage of equipment rental revenues as a result of fleet growth compared to a year ago. On average, rental rates increased 7.3% compared to the second quarter of 2012. Time utilization (based on OEC) was 71.0% in the second quarter of 2013 compared to 73.5% a year ago.

Gross margin on new equipment sales was 11.4% as compared to 10.9% in the second quarter a year ago. Gross margin on used equipment sales was 30.3% compared to 30.5% a year ago, due to mix of used equipment sold. Gross margin on the sale of rental fleet equipment, which was approximately 80% of used equipment sales for the second quarter ended June 30, 2013 and 89% in the second quarter ended June 30, 2012, increased to 35.0% from 32.8% in the second quarter a year ago. Gross margin on parts sales decreased to 27.3% from 28.0% primarily due to revenue mix. Gross margin on service revenues increased to 63.3% from 62.8% in the prior year due primarily to revenue mix.

Rental Fleet

At the end of the second quarter of 2013, the original acquisition cost of the Company’s rental fleet was $954.3 million, an increase of $145.0 million from $809.3 million at the end of the second quarter of 2012 and an increase of $71.3 million from $883.0 million at the end of 2012. Dollar utilization was 35.8% compared to 35.6% for the second quarter of 2012. Dollar returns increased reflecting higher year-over-year average rental rates and strong time utilization.

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H&E Equipment Services Reports Second Quarter 2013 Results

August 1, 2013

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2013 were $47.1 million compared with $41.4 million last year, a $5.7 million, or 13.8%, increase. For the second quarter of 2013, SG&A expenses as a percentage of total revenues were 19.2% as compared to 19.8% a year ago.

Income from Operations

Income from operations for the second quarter of 2013 was $28.9 million, or 11.8% of revenues, compared with income from operations of $23.5 million, or 11.2% of revenues, a year ago.

Interest Expense

Interest expense for the second quarter of 2013 was $13.1 million compared to $7.0 million a year ago.

Net Income

Net income was $10.8 million, or $0.31 per diluted share, in the second quarter of 2013, compared to net income of $10.5 million, or $0.30 per diluted share, a year ago. The effective income tax rate in the second quarter of 2012 was 32.6% compared to 37.2% a year ago.

EBITDA

EBITDA for the second quarter of 2013 increased 22.3% to $63.3 million compared to $51.7 million a year ago. EBITDA, as a percentage of revenues, was 25.8% compared to 24.7% a year ago.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, August 1, 2013, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2620 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on August 1, 2013, and will continue to be available through August 14, 2013, by dialing 719-457-0820 and entering confirmation code 8202578.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on August 1, 2013, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 67 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment

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H&E Equipment Services Reports Second Quarter 2013 Results

August 1, 2013

rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the recent macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2013 Results

August 1, 2013

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$83,728	$70,504	$159,098	$130,133
New equipment sales	73,436	64,704	126,759	105,701
Used equipment sales	34,661	23,588	66,810	50,110
Parts sales	26,448	24,725	51,400	48,103
Service revenues	13,770	13,879	28,321	27,179
Other	13,297	11,624	25,340	21,463

Total revenues	245,340	209,024	457,728	382,689
Cost of revenues:
Rental depreciation	30,020	24,763	58,152	47,577
Rental expense	14,248	12,253	27,851	23,796
New equipment sales	65,055	57,633	112,794	93,578
Used equipment sales	24,172	16,405	46,920	35,027
Parts sales	19,233	17,805	37,537	34,734
Service revenues	5,057	5,168	10,800	10,292
Other	12,143	10,762	23,782	20,799

Total cost of revenues	169,928	144,789	317,836	265,803

Gross profit	75,412	64,235	139,892	116,886
Selling, general, and administrative expenses	47,106	41,399	93,370	82,102
Gain on sales of property and equipment, net	606	641	1,106	964

Income from operations	28,912	23,477	47,628	35,748
Interest expense	(13,085)	(6,973)	(25,357)	(13,843)
Other income, net	201	151	708	508

Income before provision for income taxes	16,028	16,655	22,979	22,413
Provision for income taxes	5,219	6,187	7,393	7,990

Net income	$10,809	$10,468	$15,586	$14,423

NET INCOME PER SHARE
Basic – Net income per share	$0.31	$0.30	$0.45	$0.41

Basic – Weighted average number of common shares outstanding	34,988	34,838	34,982	34,822

Diluted – Net income per share	$0.31	$0.30	$0.44	$0.41

Diluted – Weighted average number of common shares outstanding	35,122	34,964	35,109	34,957

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H&E Equipment Services Reports Second Quarter 2013 Results

August 1, 2013

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2013	December 31, 2012
Cash	$4,221	$8,894
Rental equipment, net	646,666	583,349
Total assets	1,062,733	942,399

Total debt (1)	732,880	690,166
Total liabilities	997,090	893,763
Stockholders’ equity	65,643	48,636
Total liabilities and stockholders’ equity	$1,062,733	$942,399

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$10,809	$10,468	$15,586	$14,423
Interest expense	13,085	6,973	25,357	13,843
Provision for income taxes	5,219	6,187	7,393	7,990
Depreciation	34,162	28,079	66,229	54,115
Amortization of intangibles	—	25	—	50

EBITDA	$63,275	$51,732	$114,565	$90,421

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